Exhibit 10.2
NAUTILUS, INC.
EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose of the Plan. Nautilus, Inc. (the “Company”) believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the Company’s growth and success. The purpose of the Company’s Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage employees to become shareholders.
2.    Shares Reserved for the Plan. There are 500,000 shares of the Company’s authorized but unissued or reacquired Common Stock, no par value (“Common Stock”), reserved for purposes of the Plan. The number of shares reserved is subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations or other changes in the outstanding Common Stock. The determination of whether an adjustment shall be made and the manner of any adjustment shall be made by a compensation committee (the “Committee”) appointed by the Board of Directors of the Company, whose determination shall be conclusive.
3.    Administration of the Plan. The Plan shall be administered by the Committee. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. All determinations and decisions of the Committee shall be conclusive.
4.    Eligible Employees. The Board hereby authorizes the purchase of shares of Common Stock pursuant to the Plan by employees of the Company and of each of the Company’s subsidiary corporations that is designated by the Committee as a participant in the Plan (each, a “Participating Subsidiary”). All Eligible Employees (as defined below) of the Company and all Eligible Employees of each Participating Subsidiary are eligible to participate in the Plan. An “Eligible Employee” is an employee of the Company or a Participating Subsidiary who has been continuously employed by the Company or a Participating Subsidiary for at least twelve months prior to the Offering Date (as defined below) excluding, however, any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.
5.    Offerings.
(a)    Offering and Purchase Dates. The Plan shall be implemented by a series of six-month offerings (the “Offerings”) with a new Offering commencing on May 15 and November 15 of each year; provided, however, that the first Offering shall be a four-month offering commencing on July 15, 2015. Each Offering commencing on May 15 or July 15 of any year shall end on November 14 of that year, and each Offering commencing on November 15 of any year shall end on May 14 of the following year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering.
(b)    Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 1,000 shares on any Purchase Date, and (ii) no option may be granted pursuant to the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.
6.    Participation in the Plan.
(a)    Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by submitting to the Company or its agent a subscription and payroll deduction authorization in the form specified by the Company. The subscription and payroll deduction authorization must be submitted no later than the “Subscription Deadline” for the Offering, which shall be a date approximately three weeks prior to the Offering Date as determined for each Offering by the Company’s senior human resources executive and communicated to Eligible Employees. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to deduct an amount designated by the participant from each of the participant’s paychecks during the Offering. The designated amount to be deducted from each paycheck must be a whole percentage of not less than 1 percent or more than 10 percent of the gross amount of the participant’s base salary, hourly compensation, overtime, differential and commission earnings, including paid time off, for the payroll period. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.
(b)    Amending Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions. A request for a decrease in payroll deductions during an Offering must be submitted to the Company in the form specified by the Company and shall be effective for any paycheck only if the request is received by the Company at least 10 business days prior to the payday for that paycheck. A request for an increase or decrease in payroll deductions effective for the first paycheck of a new Offering must be submitted to the Company in the form specified by the Company no later than the Subscription Deadline for the new Offering. In addition, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(b) above, then (x) as soon as practicable following a written request from the participant, payroll deductions from the participant shall cease and all such excess amounts shall be refunded to the participant, and (y) payroll deductions from the participant shall restart as of the commencement of the next Offering at the rate set forth in the participant’s then effective payroll deduction authorization.
(c)    Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the current Offering and the Plan any time prior to the Subscription Deadline for the next Offering by notice to the Company in the form specified by the Company. Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death, retirement or the participant’s employing corporation ceasing to be a Participating Subsidiary. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant’s participation in the Plan, all amounts deducted from the participant’s compensation and not previously used to purchase shares under the Plan shall be returned to the participant.
7.    Option Price. The price at which Common Stock shall be purchased in an Offering shall be the lesser of (i) 90 percent of the fair market value of a share of Common Stock on the Offering Date of the Offering, or (ii) 90 percent of the fair market value of a share of Common Stock on the Purchase Date of the Offering. The fair market value of a share of Common Stock on any date shall be the closing price on the immediately preceding trading day of the Common Stock on the New York Stock Exchange or, if the Common Stock is not traded on the New York Stock Exchange, such other reported value of the Common Stock as shall be specified by the Committee.
8.    Purchase of Shares. All amounts withheld from the compensation of a participant shall be credited to the participant’s account under the Plan. No interest will be paid on the amounts in such accounts. On each Purchase Date, the amount of the account of each participant will be applied to the purchase of Common Stock by that participant from the Company at the price determined under paragraph 7. No fractional shares will be purchased under the Plan. Any cash balance remaining in a participant’s account after a Purchase Date because it was less than the amount required to purchase a full share shall be retained in the participant’s account for the next Offering. Any other amounts in a participant’s account after a Purchase Date shall be refunded to the participant.
9.    Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan shall be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Committee. By appropriate instructions to the Custodian, a participant may from time to time sell all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed. By appropriate instructions to the Custodian, a participant may obtain (a) transfer into the participant’s own name of all or part of the shares held by the Custodian for the participant’s account and delivery of such shares to the participant, or (b) transfer of all or part of the shares held for the participant’s account by the Custodian to a regular individual brokerage account in the participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be transferred under (a) or (b) until two years after the Offering Date of the Offering in which the shares were purchased.
10.    Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant shall receive a statement showing the activity of the participant’s account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

11.    Expenses of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees, legal fees and issue or transfer taxes on purchases pursuant to the Plan. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant.
12.    Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a participant and is exercisable during the participant’s lifetime only by the participant. Upon the death of a participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.
13.    Dividends and Other Distributions. Cash dividends and other cash distributions, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto unless the Company subsequently adopts a dividend reinvestment plan and the participant directs that cash dividends be invested in accordance with such plan. Stock dividends and other distributions in shares of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.
14.    Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will cause the shares held by the Custodian for each participant’s account to be voted in accordance with instructions from the participant or, if requested by a participant, will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for the participant’s account. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.
15.    Responsibility. Neither the Company, its Board of Directors, the Committee, any Participating Subsidiary, nor any officer or employee of any of them shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from willful misconduct or intentional misfeasance.
16.    Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and the approval of federal and state authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with such laws, regulations and rules to obtain required approvals.
17.    Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any and all respects, except that without approval of the shareholders of the Company, the Board of Directors may not increase the number of shares reserved for the Plan or decrease the purchase price of shares offered pursuant to the Plan.
18.    Termination of the Plan. The Plan shall terminate when all of the shares reserved for purposes of the Plan have been purchased, provided that (a) the Committee in its sole discretion may at any time terminate the Plan with respect to any Participating Subsidiary, without any obligation on account of such termination, except as set forth in the following sentence, and (b) the Board in its sole discretion may at any time terminate the Plan completely, without any obligation on account of such termination, except as set forth in the following sentence. Upon any such termination, the cash and shares, if any, held in the accounts of each participant to whom the termination applies shall forthwith be distributed to the participant or to the participant’s order.